Exhibit 5.1

Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004-1482 Telephone: +1 (212) 837-6000 Fax: +1 (212) 422-4726 hugheshubbard.com

September 17, 2026

Kensington Capital Acquisition Corp. VI

1400 Old Country Road, Suite 301

Westbury, NY 11590

Re: Registration Statement on Form S-4 (File No. 333-[ ])

Ladies and Gentlemen:

We have acted as special counsel to Kensington Capital Acquisition Corp. VI, a Cayman Islands exempted company (“Kensington”), in connection with the preparation and filing of Kensington’s Registration Statement on Form S-4 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). On July 21, 2026, Kensington entered into a Business Combination Agreement (the “Business Combination Agreement”) with Homeland Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Kensington, Homeland Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Kensington, Nth Cycle, Inc., a Delaware corporation (“Nth Cycle”), and (for the limited purpose set forth therein) Kensington Capital Sponsor VI LLC, a Delaware limited liability company (the “Sponsor”).

In connection with and prior to consummation of the business combination contemplated by the Business Combination Agreement (the “Closing”), Kensington will change its jurisdiction of incorporation (the “Domestication”) by de-registering from the Register of Companies in the Cayman Islands and transferring by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate and domesticate as a Delaware corporation in accordance with the amended and restated memorandum and articles of association of Kensington (the “Cayman Constitutional Documents”), Section 388 of the Delaware General Corporation Law (the “DGCL”) and Part XII of the Companies Act (Revised) of the Cayman Islands (the “Companies Act”). The Domestication will be effected at least one day prior to the Closing by Kensington filing (a) all applicable documents required to be filed and paying all applicable fees required to be paid, and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Companies Act, and (b) a certificate of corporate domestication (the “Certificate of Domestication”) simultaneously with a certificate of incorporation of New Nth Cycle (as defined below) (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The

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Domestication is subject to the approval of the shareholders of Kensington. In this opinion, we refer to Kensington (which will be renamed Nth Cycle Holdings, Inc. following the Domestication) following effectiveness of the Domestication and simultaneously with the Closing as “New Nth Cycle.”

On the effective date of the Domestication, each of Kensington’s currently issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”) and Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), will automatically convert by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of New Nth Cycle (the “New Nth Cycle Common Stock”) in accordance with the terms of the Certificate of Incorporation filed with the Delaware Secretary of State. Similarly, all of Kensington’s outstanding warrants will become warrants to acquire shares of New Nth Cycle Common Stock (the “New Nth Cycle Warrants”), and no other changes will be made to the terms of any outstanding warrants as a result of the Domestication. The business combination contemplated by the Business Combination Agreement (the “Business Combination”) is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Business Combination Agreement by Kensington’s shareholders as well as completion of the Domestication.

The Registration Statement relates to the registration of (i) 103,557,342 shares of New Nth Cycle Common Stock, representing (a) 23,000,000 shares of New Nth Cycle Common Stock issuable upon conversion of the same number of Class A Ordinary Shares included in units issued by Kensington in its initial public offering, (b) 9,857,142 shares of New Nth Cycle Common Stock issuable upon conversion of the same number of Class B Ordinary Shares purchased by the Sponsor in a private placement concurrently with Kensington’s initial public offering, and (c) 70,700,200 shares of New Nth Cycle Common Stock issuable to the current securityholders of Nth Cycle (collectively, the “Consideration Shares”); (ii) 38,000,000 New Nth Cycle Warrants, representing (a) 23,000,000 redeemable warrants included in units issued by Kensington in its initial public offering, (b) 14,600,000 warrants issued by Kensington to the Sponsor and the underwriters in a private placement concurrently with its initial public offering, and (c) 400,000 warrants issued by Kensington with respect of the conversion of Working Capital Loans (as defined in the Registration Statement); and (iii) 38,000,000 shares of New Nth Cycle Common Stock (the “New Nth Cycle Warrant Shares”) issuable upon exercise of the New Nth Cycle Warrants.

For purposes of giving this opinion, we have examined the Registration Statement, the Business Combination Agreement, the Cayman Constitutional Documents, the form of Certificate of Incorporation of New Nth Cycle to be effective upon the Closing, the form of Bylaws of New Nth Cycle to be effective upon the Closing, and the Warrant Agreement dated March 3, 2026 between Kensington and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with this opinion. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of Kensington and certificates or comparable documents of public officials and of officers and representatives of Kensington.

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In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

We have further assumed that, before the issuance of the New Nth Cycle Common Stock, the conditions to consummating the transactions contemplated by the Business Combination Agreement, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL, will have been satisfied or duly waived.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

a. Prior to effecting the Domestication: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the shareholders of Kensington will have approved, among other things, the Business Combination Agreement and the Domestication; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

b. The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of Kensington with the Delaware Secretary of State and that Kensington will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

c. Each Class A Ordinary Share and each Class B Ordinary Share outstanding immediately prior to the effectiveness of the Domestication was duly authorized, validly issued, fully paid and non-assessable under the laws of the Cayman Islands and has been entered in the register of members (shareholders).

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that:

1. Upon the effectiveness of the Domestication and the filing of the Certificate of Incorporation with the Delaware Secretary of State, each issued and outstanding Class A Ordinary Share and Class B Ordinary Share will automatically convert, by operation of law, on a one-for-one basis, in each case, into New Nth Cycle Common Stock, and when the shares of

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New Nth Cycle Common Stock have been issued by New Nth Cycle in the circumstances contemplated by the Registration Statement and the Business Combination Agreement, the issuance of the New Nth Cycle Common Stock will have been duly authorized and will be validly issued, fully paid and non-assessable.

2. Upon effectiveness of the Domestication and the filing of the Certificate of Incorporation with the Delaware Secretary of State, each New Nth Cycle Warrant will be a valid and binding obligation of New Nth Cycle, enforceable against New Nth Cycle in accordance with its terms, except that (i) the enforceability of the New Nth Cycle Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (iv) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the warrant certificates, a specimen of which has been filed as an exhibit to the Registration Statement, or in the Warrant Agreement.

3. Upon the effectiveness of the Domestication, the filing of the Certificate of Incorporation with the Delaware Secretary of State, and the exercise by the holders of New Nth Cycle Warrants and the payment of the exercise price for the New Nth Cycle Warrant Shares pursuant to the Warrant Agreement, the New Nth Cycle Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

4. Upon the effectiveness of the Domestication and the filing of the Certification of Incorporation with the Delaware Secretary of State and the issuance of the Consideration Shares by New Nth Cycle in the circumstances contemplated by the Registration Statement and the Business Combination Agreement, the issuance of the Consideration Shares will have been duly authorized and will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York. Kensington is a Cayman Islands exempted company. Upon the Domestication, New Nth Cycle will be a Delaware corporation. We have not considered, and we express no opinion as to, any law other than those of the State of New York and the DGCL (including the statutory provisions, and reported judicial decisions interpreting the foregoing).

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We hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein as the attorneys who passed upon the legality of the New Nth Cycle Common Stock and the New Nth Cycle Warrants to be issued pursuant to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP

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